Exhibit 10.1.1

AMENDMENT NO. 1 TO

ETHANOL MARKETING AGREEMENT

ABE South Dakota, LLC

THIS AMENDMENT NO. 1 TO ETHANOL MARKETING AGREEMENT (the “Amendment”) is dated and made effective as of July 31, 2012 (the “Effective Date”), by and between ABE South Dakota, LLC, a Delaware limited liability company (“Producer”), and Gavilon, LLC, a Delaware limited liability company (“Gavilon”).

RECITALS

(a)	The Parties entered into that certain Ethanol Marketing Agreement dated May 4, 2012 (the “Agreement”); and

(b)	The Parties desire to amend the Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the above Recitals, which are incorporated herein and made a part hereof, and the mutual promises and covenants set forth herein, and intending to be legally bound, Gavilon and Producer mutually agree as follows:

1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined, shall have the meanings set forth in the Agreement as amended hereby.

2. Amendments. The Agreement is amended as follows:

a) The definition of “Change in Control” shall be revised to include the following at the end thereof:

*	indicates material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

“or any other change in the ownership of the Plant to a party other than an affiliate of Producer, but excluding any change in ownership of Producer or the Plant (or any part thereof) resulting from any exercise of remedies by Portigon AG, New York Branch (f/k/a WestLB AG, New York Branch), as collateral agent (together with its successors in such capacity, the “Collateral Agent”) in connection with (or by any of the other senior secured parties referred to in) the Amended and Restated Senior Credit Agreement dated as of June 16, 2010, as amended, provided that any change in ownership of the Producer that results in any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), directly or indirectly, having the ability to control the governing body of such Party, or any change in ownership of the Plants, in each case resulting from any exercise of remedies by the Collateral Agent shall be done in compliance with that certain Consent and Agreement, dated as of July 31, 2012, by and among Gavilon, Gavilon Ingredients, LLC, a Delaware limited liability company, Producer and the Collateral Agent (the “Consent and Agreement”).”

b) A new definition for “Letter of Credit” shall be added in Article 1 as follows:

“Letter of Credit” shall mean that certain irrevocable and non-transferable standby letter of credit posted by Producer’s parent company (Advanced BioEnergy, LLC, a Delaware limited liability company) for the benefit of Gavilon in the amount of $2,500,000.”

c) The first sentence of Section 2.1 is deleted in its entirety and replaced with the following:

“Unless terminated earlier according to its term, this Agreement shall be effective on August 1, 2012 (the “Commencement Date”), and shall continue until December 31, 2015 (the “Initial Term”), unless extended as set forth in Section 2.2.”

d) Section 2.1.3 is deleted in its entirety.

e) Section 4.2 is amended by deleting the phrase “the specifications of which shall be determined by Producer in its sole discretion”, and by inserting “(iii)” in front of the words “shall conform to the specifications set forth in Exhibit A”

f) Section 4.3 is amended by deleting the phrase “of determining” in the first sentence, and replacing it with the following phrase: “after an independent third party acceptable to the Parties determines, on the basis of the applicable samples of Product maintained by Producer pursuant to Section 4.2.4,”.

g) Section 5.5.11 shall be amended by deleting the “.” at the end of the first sentence and inserting the following phrase:

“, and providing Gavilon on a daily basis with notice of (i) any foreclosure proceedings against assets of Producer or (ii) defaults by Producer on any payment obligations to its primary lender or any other creditor(s), in either case in the aggregate amount of $100,000 or more.”

h) The following sentence shall be added after the first sentence of Section 6.2.1:

“For avoidance of doubt, the term “Purchase Price” (as defined in the previous sentence) refers to the amount prior to deducting the costs and Fees described in Section 6.2.1(a) and 6.2.1(b) of the previous sentence.”

i) The second to last sentence of Section 6.2.3 is deleted in its entirety and replaced with the following:

“If Gavilon elects not to match the Favorable Terms pursuant to this Section 6.2.3, Gavilon shall not receive any Fees on such third-party transaction but shall have the option to provide services for Logistics in regard to the third-party transaction at Gavilon’s then current rates, provided, however, that such third-party and Producer request Gavilon to provide such services for Logistics.”

j) Section 6.3.1(i) is deleted in its entirety and replaced with the following:

“(i) from August 1, 2012 through April 30, 2013, $.* per gallon of Product sold to Gavilon, and”

k) Section 6.5.1 is amended by inserting the phrase “and costs described in Section 6.2.1(a) and (b)” after the phrase “after deducting the applicable Fees”.

l) Section 10.2 is amended by inserting the word “and” on the fourth to last line of that Section between the words “Agreements” and “for.”

m) Section 10.3 is amended by inserting the word “and” on the fourth to the last line of that Section between the words “Agreements” and “for.”

n) The phrase appearing in Section 13.1.5 which reads “(i) become subject to any foreclosure proceeding by such Party’s primary lender or other material creditor(s), or (ii)” shall be deleted in its entirety and replaced with the following:

“(i) (x) in the case of Gavilon, become subject to a final, non-appealable foreclosure judgment, entered by a court of competent jurisdiction in favor of its primary lender or other material creditor(s) that has a security interest in all or substantially all of

Gavilon’s property; or (y) in the case of Producer, become subject to a final, non-appealable foreclosure judgment, entered by a court of competent jurisdiction in favor of the Collateral Agent or any other material creditor of Producer that has a security interest in all or substantially all of the Producer’s property, with respect to (x) all or a material portion of the property of the Producer or (y) the equity interests in the Producer unless, upon the entry of such final, non-appealable judgment, (1) such creditor (which must be reasonably acceptable to Gavilon) or the Collateral Agent, as applicable (the “Agent”), (2) a designee of such Agent that is reasonably acceptable to Gavilon, or (3) a third party reasonably acceptable to Gavilon to which such Agent has assigned the Agreement (each person referred to in (1), (2) or (3), a “Substitute Owner”), agree(s) to substitute itself for the Producer under the Agreement, all in the same manner as required in Section 1(b) of the Consent and Agreement, or (ii).”

o) Section 13.1.6 shall be deleted in its entirety.

p) The following shall be added as new Section 13.8:

“Open Contracts. If Producer shall become subject to any foreclosure proceeding or defaults on any payment obligation with, or receives notice of acceleration or demand for payment from, its primary lender or any other creditor(s) in the aggregate amount of $100,000 or more, and such foreclosure proceeding continues or such payment obligation default is not cured or the primary lender or other creditor(s) does not forbear such payment obligation default, acceleration or demand for payment within fourteen (14) days following the filing of such foreclosure proceeding or such default or notice, then Gavilon may: (i) close out any open contracts which are, in Gavilon’s sole discretion, no longer within a tolerance acceptable to Gavilon’s credit department; (ii) exercise its setoff rights under this Agreement to mitigate against any losses arising from closing out any such forward contracts; and (iii) notwithstanding any contrary terms set forth in Section 6.2.2, limit any future forward contracts to either spot contracts and/or thirty (30) days or less.”

q) Section 15.1 is amended by adding the following phrase at the end thereof:

“, provided that Producer shall first allow Gavilon to review any such information if it includes references to Gavilon or the Agreement.”

r) Section 15.2 is amended (i) by deleting the reference to “Gavilon Change of Control” and replacing it with a reference to “Change in Control of Gavilon” and (ii) by deleting the reference to “Producer Change of Control” and replacing it with a reference to “Change in Control of Producer”.

s) Section 15.2 (ii) is deleted in its entirety and replaced with the following:

“(ii) transfer or assign this Agreement to an affiliate of Gavilon provided such assignee is at least as creditworthy as Gavilon on the date hereof and provided further that such assignee agrees to execute a consent to assignment for the benefit of Producer’s lenders in substantially the form furnished by counsel for Producer’s lenders on May 30, 2008; and”

t) Section 15.4 is amended by inserting the word “and” on the fourth to last line of that Section between the words “Agreements” and “for.”

u) Section 15.10.1 is amended by adding the following phrase at the end of the first sentence:

“provided, however, Gavilon shall not have the right to offset any amounts owed under this Agreement from the Letter of Credit.”

v) The following shall be added as a new Section 15.10.3:

“15.10.3 In addition to, and without limitation of, any rights hereunder, if any foreclosure proceeding continues or any payment obligation default is not cured within the fourteen (14) day period as set forth in Section 13.8 above, then any and all amounts due and owing under this Agreement and under any other Transaction Agreement may be applied by Gavilon toward the payment of amounts due and owing to Producer under this Agreement and any other Transaction Agreement. This right of setoff shall be without prejudice and in addition to any right of setoff, net income, recoupment, a combination of accounts, lien, charge or the right to which Gavilon is at any time otherwise entitled (whether by operation of law, by contract or otherwise).”

w) Exhibit C is deleted in its entirety and replaced with the Exhibit C attached hereto.

3. Integration. The Agreement shall remain in full force and effect as herein amended.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF the Parties have executed this Amendment by their respective proper signing officers as of the Effective Date.

GAVILON, LLC

By:	/s/ illegible
Its:	VP Risk Control Officer
Date:	8/1/2012

ABE SOUTH DAKOTA, LLC

By:	/s/ Richard Peterson
Its:	CEO
Date:	7/31/12

EXHIBIT C

INSURANCE COVERAGES

Commercial General Liability Insurance - $1,000,000 per occurrence/$2,000,000 aggregate

Policy shall include coverage for liability resulting from Premises/Operations, Products and Completed Operations, and Contractual Liability. Policy shall also include coverage for Broad Form Property Damage, including explosion, collapse and underground hazards. Such insurance shall be on an occurrence basis.

Environmental Pollution Liability Insurance - $1,000,000 per occurrence/$2,000,000 aggregate

Policy shall include coverage for bodily injury or property damage arising from the handling, storage, processing, discharge or dispersion of pollutants on or about the Producer’s premises. Such insurance may be on an occurrence basis or claims-made basis.

Prior to the initial sale of Product and at all times during the Term of the Agreement, Producer and Gavilon shall carry insurance in accordance with the requirements described above. These requirements may be satisfied by issuance of separate policies or a combination of policies with umbrella/excess liability policies.

Producer and Gavilon shall also carry excess or umbrella liability insurance with limits of at least $4,000,000 per occurrence for bodily injury or property damage in excess of the limits afforded for general liability provided above.

Producer and Gavilon shall also carry Workers’ Compensation with statutory limits as required by the applicable states in which each have employees. Employers liability with limits of $1 million per accident, $1 million disease – each employee and $1 million policy limits.

Producer shall also carry all Risk Property insurance coverage for the Product and any grain which is located at the Plant and not part of the Product. All grain shall be insured for the full market value and property insurance coverage will include, but not be limited to, perils of wind, fire, lightning, flood and theft.

Producer and Gavilon shall provide notification to the respective party at least thirty (30) days prior to the effective date of any cancellation or change that would affect the insurance requirements described above or put them out of compliance of such policies. In the event that a Party receives notice that the other Party’s insurance shall be canceled, and in the event that the Party receiving notice does not receive a subsequent Certificate of Insurance showing that the other Party is in compliance with the insurance requirements set forth above, the Party receiving notice shall have the right to either (i) purchase insurance for the defaulting Party and set off all costs for such insurance in accordance with the terms of this Agreement, or (ii) terminate this Agreement.